Exhibit 10.12

Final Form

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), effective as of December 19, 2019, is between Bright Health Management, Inc., a Delaware corporation (together with its direct and indirect parents and subsidiaries, the “Company”), with its principal place of business at 219 North 2nd Street, Suite 401, Minneapolis, MN 55401, and George L. Mikan III, an individual with his principal residence at 4901 Rolling Green Parkway, Edina, MN 55436 (the “Executive”).

A.       The Executive is currently employed by the Company pursuant to that certain Employment Agreement, dated as of January 15, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Agreement”).

B.       The Executive and the Company wish to enter into this Agreement to amend and restate the Existing Agreement to modify the terms of the Executive’s employment with the Company as set forth herein.

C.       The Executive wishes to receive compensation from the Company for the Executive’s services, including severance payments in accordance with Section 5 to which the Executive would not otherwise be entitled, and the Company wants reasonable protection of its confidential business and technical information that has been acquired and is being developed by the Company at substantial expense.

D.       The Company wishes to obtain reasonable protection against unfair competition from the Executive following termination of employment and to further protect against unfair use of its confidential business and technical information and the Executive is willing to grant the Company the benefits of a covenant not-to-compete for these purposes, in exchange for severance payments in accordance with Section 5 to which the Executive would not otherwise be entitled absent execution of this Agreement.

E.       The Executive acknowledges and agrees that neither the Company’s tendering of this Agreement nor this Agreement taking effect constitutes Succession Good Reason (as defined in the Existing Agreement).

Accordingly, the Company and the Executive, each intending to be legally bound, agree as follows:

1.        Employment. Subject to all of the terms and conditions of this Agreement, the Company agrees to employ the Executive as President, Chief Financial Officer and a Member of the Office of the CEO of Bright Health, Inc. and any of its affiliates, as appropriate, and the Executive accepts such employment; provided, that the Company and the Executive agree that that the Company will appoint the Executive as the Chief Executive Officer of the Company (“CEO”) no later than December 16, 2020. Executive will serve as Vice Chair of the Board of Directors of the Company (the “Board”) while he holds these positions, subject to applicable Delaware law and the Company’s financing agreements and corporate documents as entered into and amended from time to time. If Executive no longer holds such positions, his position as a member of the Board will be subject to mutual reevaluation by the Company and Executive.

2.       Duties. The Executive will devote substantially all of his business hours to, and, during such time, make the best use of his energy, knowledge and training in advancing the Company’s interests. The Executive will diligently and conscientiously perform such duties as are customarily associated with the Executive’s position from time to time, and such other duties as are agreed upon between the Board and the Executive. The Executive will perform such duties within the general guidelines to be determined by the Board. The Executive will report to the CEO, who will be responsible for evaluating his job performance; provided, that following the Executive’s appointment as CEO, the Executive will report directly to the Board. While the Executive is employed by the Company, the Executive will keep the Company informed of any other business activities and will promptly stop any activity that might conflict with the Company’s interests or adversely affect the performance of the Executive’s duties for the Company. Notwithstanding anything to the contrary herein, the Executive may (i) continue to provide services to the entities set forth on Exhibit A attached hereto and (ii) provide services to any other corporations or entities with the prior consent of the Board; provided that the services that the Executive provides to any corporations or entities other than the Company shall not conflict or materially interfere with the effective discharge of the Executive’s duties for the Company; or be competitive with any products or services of the Company.

3.       Term. This Agreement will remain in effect for the period beginning on the date hereof and ending as provided in Section 5 hereof (the “Employment Period”).

4.        Compensation.

(a)       Salary. The Company agrees to pay the Executive an annual base salary of $300,000 (the “Base Salary”), in equal semi-monthly installments, and in arrears, in accordance with the standard payroll practices of the Company. The Board will review the Base Salary on an annual basis, considering the Executive’s performance, salary benchmarks for similar companies and the Company’s financial performance, and may increase, but not decrease the Base Salary; provided, however, that the Board may decrease the Executive’s Base Salary to the extent decreased in connection with, and proportionally with, across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all management employees of the Company.

(b)       Bonus. The Executive will be eligible to receive an annual bonus, with the amount of any bonus to be based upon the achievement of certain qualitative and quantitative objectives approved by the Board. The Executive’s target annual bonus will be 50% of the Executive’s Base Salary (“Target Annual Bonus”) for the applicable calendar year; provided that the amount of the bonus, if any, will be at the discretion of the Board. The bonus will be paid no later than March 15 of the following calendar year. The Board will review the Target Annual Bonus on an annual basis, considering the Executive’s performance, target bonus benchmarks for similar companies and the Company’s financial performance, and may increase, but not decrease the Target Annual Bonus, except to the extent it is decreased in connection with, and proportionally with, across-the-board reductions based on the Company’s financial performance similarly affecting all or substantially all of the executive-level employees of the Company.

(c)       Reimbursement of Business Expenses. The Company agrees to reimburse the Executive for all reasonable out-of-pocket business expenses incurred by the Executive on behalf of the Company, provided that the Executive properly accounts to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, rulings and authoritative interpretations issued thereunder) (the “Code”), and in accordance with the standard policies of the Company relating to reimbursement of business expenses. Without limiting the foregoing, the Company shall reimburse the Executive up to $100,000.00 annually for the costs of the purchase of a life insurance policy of Executive’s choosing (plus the amount of any incremental tax liabilities resulting from such reimbursement).

(d)       Benefits and Vacation. The Executive will be entitled to participate in all benefit plans adopted by the Company to the extent that the terms of such benefit plans permit the Executive to participate. The Executive will be entitled to paid time off and all legal holidays observed by the Company, in each case, in accordance with the Company’s policies as in effect from time-to-time.

(e)       Equity. Pursuant to the Company’s 2016 Stock Incentive Plan (the “Plan”), the Executive has previously received option grants, and subject to approval by the Board, may receive further option grants in the future (collectively, the “Option Grants”).

(i)       Subject to Sections 4(e)(ii), 5(b) and 5(c), the Option Grant shall vest in accordance with the applicable option grant agreements; provided, that it is expected that any Option Grants awarded following the date hereof will vest on the following schedule, provided that the Executive is providing services to the Company on each applicable vesting date: 25% on the first anniversary of the date of grant, and the remaining 75% in equal monthly installments over the next three years.

(ii)      Notwithstanding the foregoing or anything in the Plan or this Agreement, upon a Sale of the Company in which the consideration is cash or liquid securities or the unvested shares subject to the Option Grants are not converted into securities of the acquirer or the Company’s successor, as the case may be (the “Acquirer”) on the same terms as shares of Bright Health Inc.’s common stock, if the Executive is offered employment with the Acquirer on terms no less favorable to the Executive in the aggregate than the terms on which the Executive is then-employed by the Company, then the unvested shares subject to the Option Grants shall be cancelled in connection with such Sale of the Company and shall be converted into a contingent right to receive an amount in cash (the “Holdback Amount”) equal to the proceeds that would otherwise be payable to the Executive in respect of such unvested shares in connection with such Sale of the Company had such unvested shares become vested immediately prior to such Sale of the Company and had been exercised and sold at the time of the Sale of the Company. The Holdback Amount shall not be paid to the Executive at the closing of such Sale of the Company, but rather shall be withheld by the Acquirer at the closing of such Sale of the Company and paid to the Executive on the earliest to occur of (a) the date that is the 12-month anniversary of the closing of such Sale of the Company, (b) the date on which the Executive is terminated without Cause (as defined below) and (c) the date on which the Executive resigns for Sale Good Reason (as defined below), so long as, in the case of this clause (c), such date is at least six (6) months following the closing of such Sale of the Company; provided, further, that in the event that the Executive resigns for any reason other than for Sale Good Reason or is terminated for Cause prior to the 12-month anniversary of the closing of such Sale of the Company, the Executive’s right to receive the Holdback Amount (or any portion thereof) shall be forfeited without any payment thereof. If the Executive is (y) terminated without Cause in connection with a Sale of the Company or (z) not offered employment with the Acquirer in connection with a Sale of the Company on terms no less favorable to the Executive in the aggregate than the terms on which the Executive is then-employed by the Company, then in either case all unvested shares subject to the Option Grants shall automatically vest in full immediately prior to such Sale of the Company. For purposes of this Agreement, “Sale Good Reason” means the Executive’s voluntary termination of employment with the Company or the Acquirer following the occurrence of any of the following without the Executive’s written consent: (i) a material reduction or change in job duties, responsibilities or requirements inconsistent with the Executive’s position, provided that a mere change in title following a Sale of the Company shall not constitute Sale Good Reason, so long as the Executive is assigned to a position that is substantially equivalent to the position held prior to the Sale of the Company in terms of job duties, responsibilities and requirements; (ii) a material reduction in the Executive’s compensation; (iii) the Executive’s refusal to relocate the principal place for performance of his duties to a location more than fifty (50) miles from the location at which he performed his duties at the time of the Sale of the Company.

5.            Termination.

(a)       The Employment Period and Executive’s employment will continue until the Executive’s resignation, Disability or death or until terminated by the Company with or without Cause (as defined below). Except as otherwise provided herein, any termination of Executive’s employment and the Employment Period by the Company will be effective as specified in a written notice from the Company to the Executive. The Executive’s employment with the Company will be “at-will.” This means that either the Executive or the Company may terminate the Executive’s employment at any time, with or without Cause, with or without notice, and for any reason or no reason.

(b)       If Executive’s employment is terminated by the Company without Cause or terminated by the Executive for Succession Good Reason (as defined below), (i) the Company will pay the Executive an amount equal to two times the sum of the (x) annual Base Salary and (y) Target Annual Bonus payment (the “Severance Amount”) in effect as of the effective date of the termination (the “Termination Date”), less all applicable withholdings and deductions, provided that the Executive (1) complies in all material respects with the terms of this Agreement, including without limitation, the terms set forth in Section 8 and (2) executes (and does not rescind) an agreement (in form and substance satisfactory to the Company and which is provided to the Executive within 10 days of the Executive’s termination) releasing any and all claims against the Company and related persons and entities (a “Release Agreement”) within 45 days of receipt of the Release Agreement. In addition, if the Executive is terminated without Cause, the number of unvested shares under the Option Grants as of the date of termination which would have vested over the twelve (12) month period commencing on the date of termination (assuming continued employment throughout such period) in accordance with the terms of the applicable grant agreements shall automatically vest in full. The payment of the Severance Amount shall be in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within sixty (60)-days after the Termination Date; provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such sixty (60)-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Termination Date. The Executive will not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(c)       If the Employment Period is terminated due to the Executive’s death or Disability, or under any circumstance other than pursuant to Section 5(b), then the Executive will not be entitled to receive his Base Salary, any Bonus or any employee benefits or bonuses, for any periods after the Termination Date, except as otherwise specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law. In the event that the Employment Period is terminated due to the Executive’s death, then a number of unvested shares subject to the Option Grants shall become vested as follows:

(i)       If, at the time of the Executive’s death, fewer than one third (1/3) of the shares subject to the Option Grants have vested, then such number of shares shall become vested in full automatically such that one third (1/3) of the shares subject to the Option Grants shall be vested; and

(ii)       If, at the time of the Executive’s death, one third (1/3) or more of the shares subject to the Option Grants have vested, then the number of unvested shares under the Option Grants as of the date of the Executive’s death which would have vested over the three (3) month period commencing on the date of the Executive’s death (assuming continued employment throughout such period) in accordance with the terms of the applicable grant agreements shall automatically vest in full.

(d)       Except as otherwise expressly provided herein, all of the Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period will cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). However, in connection with any termination of the Employment Agreement, the Executive will be entitled to receive his Base Salary through the Termination Date, and any accrued but unused vacation under Section 4(d) and unreimbursed business expenses that are reimbursable in accordance with Section 4(c). The Company may offset any amounts the Executive owes it against any amounts it owes the Executive hereunder, provided, however, that in no event will any payment under this Agreement that constitutes “deferred compensation” for purposes of Code section 409A be subject to offset by any other amount unless otherwise permitted by Code section 409A.

(e)       For purposes of this Agreement, “Cause” means with respect to the Executive one or more of the following: (i) a material breach of this Agreement by the Executive and the Executive’s failure to cure such breach within ten (10) business days following written notice by the Company; (ii) a breach of the Executive’s duty of loyalty to the Company; (iii) the indictment or charging of the Executive of, or the plea by the Executive of nolo contendere to, a felony or a misdemeanor involving moral turpitude or other willful act or omissions causing material harm to the standing and reputation of the Company; (iv) the Executive’s repeated failure to perform in any material respect his duties under this Agreement, and the Executive’s failure to cure such failures within ten (10) business days following written notice by the Company; (v) theft, embezzlement, or willful misappropriation of funds or property of the Company by the Executive; (vi) a material violation by the Executive of the Company’s written employment policies, and the Executive’s failure to cure such violation within ten (10) business days following written notice by the Company; or (vii) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or willful failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for Cause unless and until there has been delivered to Executive a written statement, executed by the Chairman of the Board (after reasonable notice to the Executive and an opportunity for the Executive to be heard by the Board), stating that in the good faith opinion of the Chairman of the Board the Executive was guilty of conduct constituting “Cause” as set forth above and specifying the particulars thereof in reasonable detail.

(f)       For purposes of this Agreement, “Disability” means the Executive’s inability to perform the essential duties, responsibilities and functions of his position with the Company for a period of ninety (90) consecutive days or for a total of one hundred eighty (180) days during any 12-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company or if providing such accommodations would be unreasonable, all as determined by the Board in good faith.

(g)       For purposes of this Agreement, “Succession Good Reason” means the Executive’s voluntary termination of employment with the Company following December 16, 2020 (or such date which may be modified as mutually agreed by the Company and Executive), if the Executive shall not have been named CEO on or prior to such date. A resignation will not be considered to have occurred for “Succession Good Reason” unless the Executive gives the Company written notice of the condition constituting grounds for “Succession Good Reason” within 30 days after the condition comes into existence, the Company fails to remedy the condition within 30 days after receiving such written notice and the Executive resigns within 30 days after the end of the cure period.

(h)       In the event that Executive: (i) is no longer employed by the Company such that Section 5(b) above applies, (ii) acquires Common Stock through exercise of the Option Grant (the “Acquired Shares”) and (iii) the Company has not had any public offering of the Company’s shares, then the Executive shall have the right to exercise a put option (the “Put Option”) to have the Company purchase all of Acquired Shares at the most recent price of the Company’s Common Stock determined by the Board of Directors. The Executive shall make such election to exercise the Put Option within thirty (30) days after exercise of the Option Grant. The Put Option shall be exercised by a written and dated notice (the “Written Notice”) to the Company from the Executive demanding that the Company purchase the Acquired Shares pursuant to the provisions of this Agreement. If the Put Option is exercised, the closing of the purchase and sale of the Acquired Shares shall occur within sixty (60) business days of the date of the Written Notice. Notwithstanding the foregoing, the Put Option shall terminate if, in the Company’s reasonable determination, the execution of the Put Option will significantly negatively impact the Company’s financial standing or ability to pursue it business (including any impact on capital requirements), or if the execution of the Put Option would be a violation of the terms of the Company’s then-existing credit facilities.

6.       Inventions.

(a)       Definition. “Inventions,” as used in this Section 6, means any inventions, discoveries, improvements and ideas (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) that the Executive makes, authors, or conceives (either alone or with others) and that both: (a) result from any work the Executive performs for the Company; and (b) relate in any way to the Company’s businesses, products or services, past, present, anticipated or under development. Notwithstanding anything to the contrary herein, the Executive may continue to provide services to the entities set forth on Exhibit A attached hereto and the provisions of this Section 6 shall not apply to any inventions, discoveries, improvements and ideas or works of authorship that the Executive makes, authors, or conceives in connection with such services.

(b)       Ownership of Inventions. The Executive agrees that all Inventions made by the Executive during or within six months after the term of this Agreement will be the Company’s sole and exclusive property. The Executive will assign (and the Executive hereby assigns) to the Company all of the Executive’s rights to the Invention, any applications the Executive makes for patents or copyrights in any country, and any patents or copyrights granted to the Executive in any country. The Executive represents that, except as previously disclosed to the Company in writing, as of the date of this Agreement, the Executive does not have any rights under, and will not make any claim against the Company with respect to, any inventions, discoveries, improvements, ideas or works of authorship which would be Inventions if made, conceived, authored or acquired by the Executive during the term of this Agreement.

(c)       Notice to Executive. The requirements of Section 6(b) do not apply to any Invention (i) for which no equipment, supplies, facility or trade secret information of the Company was used, (ii) which was developed entirely on the Executive’s own time, (iii) which does not relate directly to the Company’s businesses or to the Company’s actual or demonstrably anticipated research or development, and (iv) which does not result from any work the Executive performed for the Company.

(d)       Works Made for Hire. To the extent that any Invention qualifies as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, such Invention will constitute “work made for hire” and, as such, will be the exclusive property of the Company.

(e)       Survival. The obligations of this Section 6 will survive the termination of this Agreement.

7.             Confidential Information.

(a)       “Confidential Information,” as used in this Section 7, means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary. Any information that the Executive reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information (whether the Executive or others originated it and regardless of how the Executive obtained it). Except as specifically authorized by an authorized officer of the Company or by written Company policies, the Executive will not, either during or after the term of this Agreement, use or disclose Confidential Information to any person who is not an employee of the Company, except as is necessary to perform his or her duties under this Agreement. The Executive agrees that all Confidential Information will remain the sole property of the Company. The Executive also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.

(b)       Former Employer Confidential Information. The Executive agrees that the Executive will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former employer of the Executive or other person or entity with which the Executive has an agreement or duty to keep in confidence information acquired by the Executive, if any. The Executive also agrees that the Executive will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)       Third Party Confidential Information. The Executive recognizes that the Company have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that, during the term of this Agreement and thereafter, the Executive owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out the services for the Company consistent with the Company’s agreement with such third party.

(d)       Return of Materials. Upon termination of this Agreement, the Executive will promptly deliver to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Confidential Information or any Invention.

(e)       Survival. The obligations of this Section 7 will survive the termination of this Agreement.

8.             Competitive Activities.

(a)       Past Activities. The Executive represents and warrants to the Company that the Executive is not currently subject to a non-competition, confidentiality or other such agreement with a former employer which prohibits or restricts him from working for the Company or performing the services contemplated by this Agreement. Further, the Executive represents and warrants to the Company that he has not brought any proprietary information, customer lists, trade secrets, or any other property with him which belongs to any former employer. The Executive further agrees and understands that any misrepresentation, including, but not limited to a misrepresentation that he is not subject to a non-competition or other such agreement with a former employer which prohibits or restricts him from working for the Company, may result in the termination of employment with the Company, regardless of when the Company discovers such misrepresentation. The Company acknowledges that the Executive has provided the Company with copies of his (i) Separation and Release Agreement executed July 5, 2011; (ii) Additional Separation and Release Agreement executed November 18, 2011; Settlement Agreement and Amendment to Separation and Release Agreement dated March 12, 2014; Amendment to Settlement Agreement and Amended Separation and Release Agreement dated July 13, 2017; and letter from UnitedHealth Group to Fidelity Investments dated January 2, 2019 stating that “he has met the requirements of the Settlement Agreement and Amendment to Separation and Release Agreement with UnitedHealth Group dated March 12, 2014.”, has reviewed such agreements and recognizes Executive’s continuing obligations with respect to confidential information of third parties.

(b)       Non-Compete. The Executive agrees that, during the term of employment with the Company and for a period of one (1) year after employment with the Company ends, the Executive will not alone, or in any capacity with another firm:

(i)       directly or indirectly render services to, invest in or lend to any person, firm or corporation conducting business in North America in connection with the research, development, manufacture, marketing, sale or promotion of any products or services that are competitive with any products or services of the Company (whether commercially available or under development);

(ii)      (A) disrupt, damage, impair, or interfere with the business of the Company whether by way of interfering with or disrupting the relationship of the Company with its clients, customers, representatives, vendors or suppliers or (B) directly or indirectly call upon or solicit any customer or supplier of the Company in violation of Section 8(b)(i) or induce, encourage or influence any customer or supplier to terminate or otherwise modify adversely to the Company its business relationship with the Company other than as undertaken in the course of the Executive’s employment with the Company consistent with the terms of this Agreement; or

(iii)     employ, contract, affiliate, or create any relationship with (by soliciting or assisting anyone else in the solicitation of) any of the Company’s current employees or any other person who had been employed by the Company within the twelve (12) months prior to the Executive’s departure from the Company, on behalf of the Executive or any other entity, whether or not such entity competes with the Company.

(c)       Exceptions to Non-Compete. The restrictions contained in Section 8(a) of this Agreement will not prevent the Executive from accepting employment with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company, as long as prior to accepting such employment the Company receives a written assurance from the Executive, satisfactory to the Company, to the effect that the Executive will not render any services to, or have any ability to provide strategic direction or oversight to, any division or business unit that competes, directly or indirectly, with the Company. During the restrictive period set forth in Section 8(a), the Executive will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement. Nothing in this Section 8 will prevent Executive from beneficially owning an entirely passive interest of less than 1% of the shares of any public company.

(d)       Cessation of Business. Section 8(a) of this Agreement will cease to be applicable to any activity of the Executive from and after such time as the Company (i) has ceased all business activities for a period of six (6) months or (ii) has made a decision through its Board not to continue, or has ceased for a period of six (6) months, the business activities with which such activity of the Executive would be competitive.

(e)       No Additional Compensation. In the event that the Executive’s employment terminates for any reason, no additional compensation will be paid for this non-competition obligation other than as set forth in this Agreement.

(f)        Survival. The obligations of this Section 8 will survive the termination of this Agreement.

9.             Deferred Compensation.

(a)       The intent of the parties is that payments and benefits under this Agreement are exempt from the requirements of Code section 409A because they are short term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4) or payments under a separation pay plan within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9) and this Agreement will be construed and administered in a manner consistent with such intent. To the extent any payment or benefits are not exempt from the requirements of Code section 409A they will comply in form and operation with Code section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered in a manner to be in compliance therewith.

(b)       A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “resignation” or like terms will mean “separation from service.” The parties acknowledge that in determining whether a separation from service has occurred, the rules of Treas. Reg. Sec. 1.409A-1(h)(5), concerning “dual status” employee directors, will apply.

(c)       Severance payments are intended to constitute separate payments for purposes of Treas. Reg. Sec. 1.409A-2(b)(2), and to be subject to the distribution requirements of Code section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Code section 409A(a)(2)(B)(i) that payments due on account of a “separation from service” be delayed until six months after such separation (or, if earlier, upon death) if Executive is a “specified employee” within the meaning of the aforesaid Section of the Code at the time of such separation.

10.           Miscellaneous.

(a)       Exit Interview. Upon termination of employment with the Company, the Executive agrees to participate in an exit interview with representatives of the Company to discuss the Executive’s continuing obligations under this Agreement.

(b)       Conflicts of Interest. The Executive agrees that he will not, directly or indirectly, transact business with the Company personally, or as an agent, owner, partner or shareholder of any other entity; provided, however, that any such transaction may be entered into if approved by the Board.

(c)       No Adequate Remedy. The Executive understands that if the Executive fails to fulfill the Executive’s obligations under Sections 6, 7 or 8 of this Agreement the damages to the Company would be very difficult to determine. Therefore, in addition to any other rights or remedies available to the Company at law, in equity, or by statute, the Executive hereby consents to the specific enforcement of Sections 6, 7 and 8 of this Agreement by the Company through an injunction or restraining order issued by an appropriate court, without the requirement of posting a bond in connection therewith.

(d)       Successors and Assigns. This Agreement is binding on and inures to the benefit of the Company’s successors and assigns, (all of which are included in the term the “Company” as it is used in this Agreement); provided, however, that the Company may assign this Agreement only (i) to its affiliates or (ii) in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets, stock or business.

(e)       Modification. This Agreement may be modified or amended only by a written statement signed by both the Company and the Executive.

(f)       Governing Law. This Agreement and the legal relations among the parties as to all matters, including, without limitation, matters of validity, interpretation, construction, performance and remedies, will be governed by and construed exclusively in accordance with the internal laws of the State of Minnesota (without regard to the conflict of laws principles of any jurisdiction). Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and both the Company and the Executive hereby consent to the exclusive jurisdiction of that court for this purpose.

(g)       Construction. Wherever possible, each provision of this Agreement will be interpreted or construed (as applicable) so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions. To the extent that the scope, time or geographical limitations contained in Section 8 are deemed or held by a court of competent jurisdiction to be overbroad and/or unreasonable and therefore unenforceable, such court shall apply such provision to the extent reasonable and not overbroad by modifying such provision to be limited in scope, time and/or geography to the maximum extent reasonable and enforceable.

(h)         Waivers. No failure or delay by either the Company or the Executive in exercising any right or remedy under this Agreement will waive any provision of the Agreement. Nor will any single or partial exercise by either the Company or the Executive of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(i)           Captions. The headings in this Agreement are for convenience only and do not affect this Agreement’s interpretation.

(j)           Entire Agreement. With the exception of the terms and conditions in the standard documentation with respect to the Option Grants, this Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters in this Agreement, including without limitation any policy or personnel manuals of the Company and the Existing Agreement.

(k)         Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be (i) hand delivered or sent by registered or certified first class mail, postage prepaid, and will be effective upon delivery if hand delivered, or three (3) days after mailing if mailed to the address stated at the beginning of this Agreement or (ii) delivered electronically to the email addresses set forth on the signature pages hereto, and will be effective upon delivery. These addresses and email addresses may be changed at any time by like notice.

(l)           Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document. Execution and delivery of this Agreement by facsimile and/or .pdf transmission by electronic mail will be legal, valid and binding execution and delivery for all purposes.

[Signature Page Follows]

The Company and the Executive have duly executed this Agreement as of the date set forth above.

BRIGHT HEALTH MANAGEMENT, INC.

By:	/s/ Robert J. Sheehy
Name:	Robert J. Sheehy
Title:	CEO
Email:	[redacted]

EXECUTIVE

/s/ George L. Mikan III
George L. Mikan III
Email:	[redacted]

[Signature Page to Amended and Restated Employment Agreement]

EXHIBIT A

(List of Shot-Rock Entities)